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                         THE EMERGING MEXICO FUND, INC.
                          1285 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019


June 5, 1998

Dear Stockholder:

As you know, the June 24, 1998 Annual Meeting is rapidly approaching. A Supplement to the Proxy Statement, dated May 21, 1998, which we previously sent you, immediately follows this letter. The Supplement contains important information and we urge you to read it carefully.

Your vote is particularly important this year because the agenda contains two proposals that your Board believes could affect the value of the stockholders' investment. the proposals, which were submitted by a hedge fund and the wife of one of the hedge fund's principals, seek to open-end the Fund (Proposal 3) and to terminate the Fund's investment advisory contract with Santander
Management, Inc. (Proposal 4).

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              YOUR BOARD, THE MAJORITY OF WHOM ARE INDEPENDENT OF
            SANTANDER MANAGEMENT, INC., STRONGLY URGES YOU TO SIGN,
              DATE AND RETURN THE ENCLOSED PROXY CARD TODAY WITH A
              VOTE FOR THE ELECTION OF THE DIRECTORS (PROPOSAL 1)
                 AND RATIFICATION OF AUDITORS (PROPOSAL 2), AND
                       A VOTE AGAINST PROPOSALS 3 AND 4.
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We strongly urge you to vote AGAINST PROPOSAL 3 seeking to open-end the Fund.
As we previous wrote you, Investors Business Daily(1) recently reported that closed-end funds generally perform poorly after conversion to open-end status. Large investors generally benefit the most from open-ending due to their ability to sell large blocks of stock quickly during the short period after announcement of conversion when the discount narrows. Long-term investors, however, are generally worse off due to increased taxes, increased expense ratios and declining performance caused by substantially reduced assets resulting from sales of fund investments to meet redemptions after the actual conversion.

Similarly, we strongly urge you to vote AGAINST PROPOSAL 4 seeking to terminate the Fund's current investment advisory contract with Santander Management, Inc. We believe that the proposal is a shortsighted effort to force conversion to open-end status.

Santander has pursued a successful strategy of investing in smaller, high-growth companies. As described in the attached Supplement, DURING THE TWO-YEAR PERIOD ENDED MARCH 31, 1998, THE FUND OUTPERFORMED THE MEXICAN STOCK EXCHANGE INDEX WITH A CUMULATIVE NET ASSET VALUE RETURN OF 53%, COMPARED TO THE INDEX'S RETURN OF 44%. THE FUND'S NET ASSET VALUE

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(1) Permission to cite the article was neither sought nor otherwise obtained.




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INCREASED BY 21% FOR THE YEAR ENDED MARCH 31, 1997 AND BY 26% FOR THE YEAR
ENDED MARCH 31, 1998.

Your Directors, a majority of whom are independent, believe that termination of the investment advisory contract would be reckless. The Fund's investment process would be disrupted with possible significant adverse effects on this portfolio. Similarly, the costs of negotiating acceptable advisory arrangements with a new advisor and the difficulty in retaining a new advisor with comparable experience in the Mexican market could also produce significant adverse effects.

For your convenience, a new proxy card and postage-paid return envelope is enclosed. If you have not yet voted, or if you would like to change your previous vote, please sign, date and return the enclosed proxy card in the envelope provided.

Thank you for your continued support.


Very truly yours,

                The Directors of The Emerging Mexico Fund, Inc.


/s/ Gonzalo de Las Heras       /s/ Philip L. Bullen        /s/ Rodney B. Wagner
  Gonzalo de Las Heras           Philip L. Bullen            Rodney B. Wagner


             /s/ Edgar R. Fiedler          /s/ Richard S. Weiner
               Edgar R. Fiedler              Richard S. Weiner

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   ATTENTION STOCKHOLDERS WHOSE SHARES ARE HELD IN THE NAME OF THEIR BROKER:

YOUR BROKER CANNOT VOTE YOUR SHARES ON PROPOSAL 3 OR 4 WITHOUT YOUR INSTRUCTION. PLEASE RETURN YOUR INSTRUCTIONS ON THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS TO VOTE FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.

   IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE IN VOTING YOUR SHARE,
                      PLEASE CONTACT OUR PROXY SOLICITOR:

                           INNISFREE M&A INCORPORATED
                                 1-888-750-5834

                               501 MADISON AVENUE
                                   20TH FLOOR
                               NEW YORK, NY 10022
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